UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2023

EverQuote, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38549	26-3101161
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Broadway Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 522-3444

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value per share	EVER	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 12, 2023, in connection with a structural reduction in the non-marketing operating expenses of EverQuote, Inc. (the “Company”), John Wagner, the Chief Financial Officer of the Company, and the Company agreed that Mr. Wagner would transition from his role as the Company’s Chief Financial Officer to pursue other opportunities. Mr. Wagner ceased to serve as the Company’s Chief Financial Officer as of June 16, 2023 and Mr. Wagner and the Company agreed that Mr. Wagner will remain with the Company through August 18, 2023 to assist with the transition. The transition was not the result of any disagreement he had with the Company on any matter relating to the Company’s operations, policies or practices, including any matters concerning the Company’s controls or any financial or accounting-related matters or disclosures.

On June 16, 2023, Joseph Sanborn, age 53, was appointed Chief Financial Officer of the Company. Mr. Sanborn will report to the Company’s President and Chief Executive Officer in this position. In his new role, Mr. Sanborn will serve as the Company’s principal financial officer. Mr. Sanborn has been with the Company since September 2019, and most recently served as the Chief Strategy Officer. Prior to joining the Company, Mr. Sanborn had a 20-plus year investment banking career. From 2014 to 2019, he was the Managing Director and Co-Head of Technology Banking at the Jordan Edmiston Group, Inc., where he led the firm’s expansion into new coverage areas in software, internet and tech-enabled services solutions. From 2007 to 2014, Mr. Sanborn was the Managing Director and Head, Mergers & Acquisitions at Rutberg & Company, where he led the firm’s strategic advisory business.

Mr. Sanborn will receive an annual base salary of $330,000 and participate in the Company’s executive bonus plan with a target of $300,000. In addition, the Company intends to grant Mr. Sanborn an equity award with four-year ratable quarterly vesting under the Company’s 2018 Equity Incentive Plan comprised of 105,000 restricted stock units (“RSUs”) in accordance with the Company’s grant valuation procedures at the time of grant. There are no arrangements or understandings between Mr. Sanborn and any other persons pursuant to which he was selected as an officer. Mr. Sanborn has no family relationships with any of the Company’s directors or executive officers, and there are no transactions and no proposed transactions between Mr. Sanborn and the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On June 16, 2023, Jon Ayotte, age 39, was appointed Chief Accounting Officer of the Company. Mr. Ayotte will report to Mr. Sanborn. In his new role, Mr. Ayotte will serve as the Company’s principal accounting officer. Mr. Ayotte has been with the Company since September 2020. Most recently, he held the position of Senior Vice President of Accounting & Reporting. Prior to joining the Company, Mr. Ayotte worked for Ernst & Young from 2006 to 2020, where he served in various accounting and auditing roles, most recently as Senior Manager.

Mr. Ayotte will receive an annual base salary of $295,000 and participate in the Company’s executive bonus plan with a target of $105,000. In addition, the Company intends to grant Mr. Ayotte an equity award with four-year ratable quarterly vesting under the Company’s 2018 Equity Incentive Plan comprised of 28,000 RSUs in accordance with the Company’s grant valuation procedures at the time of grant. There are no arrangements or understandings between Mr. Ayotte and any other persons pursuant to which he was selected as an officer. Mr. Ayotte has no family relationships with any of the Company’s directors or executive officers and there are no transactions and no proposed transactions between Mr. Ayotte and the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On June 16, 2023, the Company issued a press release announcing the above-described management changes. The full text of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 8.01 Other Events.

On June 16, 2023, the Company issued a press release announcing plans to implement a structural reduction in its non-marketing operating expenses (excluding non-cash items) of over 15%. The full text of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated June 16, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERQUOTE, INC.

Date: June 16, 2023	By:	/s/ Julia Brncic
Julia Brncic
Secretary and General Counsel